EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-254858) pertaining to the 2016 Stock Incentive Plan, 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of Ikena Oncology, Inc.,
(2)
Registration Statements (Form S-8 Nos. 333-263640 and 333-270518), pertaining to the 2021 Stock Option and Incentive Plan of Ikena Oncology, Inc., and
(3)
Registration Statements (Form S-3 Nos. 333-264517 and 333-274072), of Ikena Oncology, Inc.;

of our report dated March 12, 2024, with respect to the consolidated financial statements of Ikena Oncology, Inc., included in this Annual Report (Form 10-K) of Ikena Oncology, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Boston, Massachusetts March 12, 2024